EXHIBIT 11

                              DOCUCON, INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE

                                   (Unaudited)


                                                    Three Months Ended March 31
                                                    ---------------------------
                                                        1997           1996
                                                    ------------   ------------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
  Net income (loss) ..............................  $    (44,100)  $     19,262
    Less- Preferred stock dividend requirements ..       (13,063)       (14,438)
                                                    ------------   ------------
      Net income (loss) applicable to common
        stockholders used for computation ........  $    (57,163)  $      4,824
                                                    ============   ============
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING .......................    12,318,872     11,891,144

WEIGHTED AVERAGE INCREMENTAL SHARES
  OUTSTANDING UPON ASSUMED CONVERSION OF
  OPTIONS AND WARRANTS (b) .......................          --          427,793
                                                    ------------   ------------
WEIGHTED AVERAGE COMMON SHARES AND COMMON
  SHARE EQUIVALENTS USED FOR COMPUTATION .........    12,318,872     12,318,937
                                                    ============   ============
PRIMARY INCOME (LOSS) PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT ........................  $       --     $       --
                                                    ============   ============
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
  Net income (loss) ..............................  $    (44,100)  $     19,262
  Preferred stock dividend requirements ..........       (13,063)       (14,438)
  Decrease in net income (loss) applicable
   to common stock for-
     Preferred stock dividends not incurred
       upon assumed conversion of preferred
       stock (b) .................................          --           14,438
                                                    ------------   ------------
     Net income (loss) available to common
       stockholders used for computation
                                                    $    (57,163)  $     19,262
                                                    ============   ============
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON
  STOCK OUTSTANDING ..............................    12,318,872     11,891,144

WEIGHTED AVERAGE INCREMENTAL SHARES
  OUTSTANDING UPON ASSUMED CONVERSION OF
  OPTIONS AND WARRANTS (b) .......................          --          427,793

WEIGHTED AVERAGE INCREMENTAL SHARES
  OUTSTANDING UPON ASSUMED CONVERSION OF
  THE PREFERRED STOCK (b) ........................          --          699,993
                                                    ------------   ------------
WEIGHTED AVERAGE SHARES USED FOR COMPUTATION .....    12,318,872     13,018,930
                                                    ============   ============
INCOME (LOSS) PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT ASSUMING FULL DILUTION ........  $       --(a)  $       --(a)
                                                    ============   ============

(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3 percent.

(b) The options, warrants and preferred stock have an antidilutive effect in periods with losses and are, therefore, excluded from the computation.